EXHIBIT 8



                          [LATHAM & WATKINS LETTERHEAD]



                                   May , 1997




Flagstar Companies, Inc.
203 East Main Street
Spartanburg, South Carolina 29319-9966

                  Re:  Flagstar Companies, Inc. Registration
                       Statement on Form S-4 (File Number 333-23875)

Ladies/Gentlemen:

                  You have requested our opinion concerning the material federal income tax consequences expected to result to holders of various debt and equity securities of Flagstar Companies, Inc. ("FCI") pursuant to a plan of reorganization (the "Plan") and in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on March 24, 1997 (File No. 333-23875), as amended by Amendment No. 1 filed with the Commission on May , 1997 (collectively, the "Registration Statement").

                  The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are set forth in the Registration Statement. Based on such facts, it is our opinion that the material federal income tax consequences of the Plan are accurately set forth under the heading "Certain Federal Income Tax Considerations" in the Registration Statement. No opinion is expressed as to any matter not discussed therein.

                  This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein.

                  This opinion is rendered to you solely for use in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference of our firm under the heading "Certain Federal Income Tax Considerations."

                                                   Very truly yours,






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